HOSTESS BRANDS, INC.
2016 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Cover Sheet
Hostess Brands, Inc., a company incorporated under the laws of the State of Delaware (“Company”), hereby grants an award of restricted stock units (“RSUs”) to the individual named below. The terms and conditions of the RSUs are set forth in this cover sheet (“Cover Sheet”), in the attached Restricted Stock Unit Agreement (the “Agreement”) and in the Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Plan”). All capitalized terms used but not defined in this Cover Sheet and the Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:
Date of Grant:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan.

If you do not sign and return this Cover Sheet within 60 days of the Date of Grant, the Company will have the right to rescind this award.

Signature:__________________________        Date:__________________________

HOSTESS BRANDS, INC.

By:___________________________
Name:
Title:

HOSTESS BRANDS, INC.
RESTRICTED STOCK UNIT AGREEMENT

Right to Shares
The award of RSUs represents your right to receive, and the Company’s obligation to deliver, one share of Common Stock (a “Share”) per RSU, subject to the terms and conditions of this Agreement, the Plan and the Cover Sheet.

Vesting
The RSUs awarded to you will vest in accordance with the schedule set forth in the Cover Sheet.
All unvested RSUs will cease vesting and will be forfeited as of the date your employment with the Company and its Subsidiaries has terminated for any reason.

Delivery; Settlement
A number of Shares equal to the number of the RSUs that vest on each Vesting Date will be delivered as soon as practicable and within 60 days following the applicable Vesting Date, and upon such delivery, you shall have no further rights with respect to those RSUs.

Change of Control
Notwithstanding the foregoing:
(A) if there occurs a Change of Control, and this Award does not continue or is not assumed by an acquiror on a substantially equivalent basis, then all RSUs that have not yet vested shall vest immediately prior to the Change of Control; and
(B) if there occurs a Change of Control, and this Award continues or is assumed by an acquiror on a substantially equivalent basis, and you experience a Change in Control Termination as defined by the HB Key Executive Severance Benefit Plan, as in effect at the time of your termination of employment, then all RSUs that have not yet vested shall vest immediately on your date of termination.
A number of Shares equal to the number of the RSUs that vest in accordance with the preceding clauses (A) and (B) shall be delivered as soon as practicable and within 60 days following the applicable vesting date described above, and upon such delivery, you shall have no further rights with respect to those RSUs.

Termination
Should your employment with the Company and its Subsidiaries terminate for any reason except in connection with a Change of Control as described above, all of your RSUs then unvested and outstanding will terminate, and you will no longer have any rights in respect of such RSUs.

Termination for Cause or Breach of any Continuing Obligation; Recoupment
If your employment is terminated for Cause or if you breach any restrictive covenant under any agreement between you and the Company or its Subsidiaries, the RSUs, whether or not vested, will immediately terminate.
In addition, if at any time within one year after the date on which you receive payment in respect of the RSUs (whether in the form of cash or Shares), (a) your employment is terminated for Cause or (b) after termination of your employment for any reason, the Committee determines in its discretion either that (i) during your period of employment, you engaged in an act or omission that would have warranted termination of your employment for Cause, or (ii) after termination of your employment, you engaged in conduct that violated any continuing obligation or duty in respect of the Company or any Subsidiary (including any breach of any restrictive covenant under any agreement between you and the Company or any Subsidiary), then, subject to applicable law, upon notice from the Company, you shall repay to the Company any cash or Shares you received pursuant to the RSUs, or if you disposed of any such Shares, the Fair Market Value of such Shares as of the date of disposition.
Nothing in this Agreement shall limit the Company’s right of recoupment pursuant to Section 13 of the Plan, including recoupment of payments pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time.

Taxes
You are solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award or settlement of the RSUs. At the time of taxation, the Company shall have the right to deduct from other compensation, or to withhold Shares in an amount equal to the federal (including FICA), state, local and foreign taxes and other amounts as may be required by law to be withheld with respect to the RSUs. If Shares are withheld, the value of the Shares withheld may not exceed the minimum applicable tax withholding amount (except as otherwise determined by the Committee in its sole discretion). By accepting this Award, you expressly consent to the withholding of Shares or other amounts payable to you.

Restrictions on Resale and Settlement
By signing this Agreement, you agree not to sell any Shares received upon settlement of RSUs at a time when applicable laws, regulations or Company policies prohibit a sale. The Company’s obligation to deliver Shares upon settlement of the RSUs shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations, and the Company will not permit the issuance of Shares at a time when such issuance would violate any law, rule, regulation or Company policy, as determined by the Company.
Any Shares issued hereunder, and any cash proceeds realized from the sale of such Shares will be subject to all share retention, trading, and other policies that may be implemented by the Committee or the Board from time to time.

Transfer of RSUs
You cannot transfer or assign your RSUs. For instance, you may not sell RSUs or use them as security for a loan. If you attempt to do any of these things, your Award will immediately become invalid.
Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to recognize your former spouse’s interest in your right to RSUs in any way.

Stockholder Rights; Dividend Equivalent Rights
You, or your estate or heirs, have no rights as a stockholder of the Company in respect of RSUs unless and until Shares have been delivered in settlement of the RSUs.
No adjustments are made for dividends or other rights if the applicable record date occurs before Shares are delivered, except as described in the Plan. However, to the extent you hold RSUs on the record date any cash dividend is declared on Shares, you will receive a dividend equivalent right (“DER”). A DER is a right to an amount, per RSU held, equal to the amount of the cash dividend declared and paid in respect of one Share. DERs will be credited in the form of additional RSUs, with the number of RSUs based on the Fair Market Value of a Share as of the date the dividend is paid (rounded down to the nearest whole Share). DERs will be subject to the same vesting and other conditions as the RSUs to which they relate. If and to the extent that the underlying RSUs are forfeited, all related DERs shall also be forfeited. DERs will be paid at the same time the underlying RSUs are settled.

No Right to Continued Employment
Neither the grant of this Award, nor any other action taken hereunder shall be construed as giving you the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time) nor interfere in any way with the Company’s right to terminate your employment.

Applicable Law and Arbitration
This Agreement will be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and applicable Federal or other securities laws. Any dispute, controversy or claim arising out of or relating to the Plan or this Agreement that cannot be resolved by you on the one hand and the Company on the other, shall be submitted to arbitration in accordance with the terms of the Plan.

Certain Definitions
For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement between you and Hostess Brands, LLC entered into on April 12, 2018, as amended by the First Amendment to Employment Agreement dated as of August 1, 2018.

Delivery of Documents
The Company may, in its sole discretion, decide to deliver any documents related to this Award or other Awards granted to you under the Plan by electronic means. By signing the Cover Sheet, you consent to receive all documents related to this Award or other Awards granted to your under the Plan by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Amendment	The terms and conditions of this Agreement and the RSUs may be amended by the Committee or the Board as permitted by the Plan.
The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.
This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments or negotiations concerning the RSUs are superseded. In the event there is any express conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.